Glu Announces Private Placement for Gross Proceeds of $13.5 Million

SAN MATEO, Calif. – July 6, 2010 – Glu Mobile Inc. (NASDAQ:GLUU), a publisher of mobile games, today announced that it has entered into a definitive agreement for the sale of common stock and warrants to ten existing stockholders and ten new investors in a private placement for aggregate gross proceeds of approximately $13.5 million. The closing of the private placement is subject to the satisfaction of customary closing conditions, including stockholder approval for the issuance of the common stock and the warrants (including the issuance of common stock upon full exercise of the warrants). As a condition of this financing, certain of Glu’s stockholders, beneficially owning approximately 50.2% of Glu’s outstanding common stock as of June 15, 2010, have entered into voting agreements with the lead investor requiring them to vote their shares at a special stockholders meeting in favor of this financing. Investors in this financing include certain members of Glu’s board of directors and/or their affiliates, including Greenway Capital (Matthew Drapkin), GGV Capital (Hany Nada) and New Enterprise Associates (A. Brooke Seawell).

Under the terms of the agreement, Glu has agreed to sell an aggregate of 13,495,000 shares of common stock at a price of $1.00 per share and warrants to purchase an aggregate of 6,747,500 shares of common stock which will become exercisable at an exercise price of $1.50 per share commencing immediately after the closing of the financing and at any time or from time to time on or prior to the fifth anniversary of the closing. The exercise price of the warrants will be adjusted for issuances of securities by Glu at prices below the exercise price on a weighted-average basis.

The securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements. Glu will be required, among other things, to file a resale registration statement within 30 days following the closing of the financing that covers the resale by the purchasers of the shares and the shares issuable upon exercise of the warrants.

“We are very pleased with the support of our stockholders in this private placement,” stated Niccolo de Masi, Chief Executive Officer of Glu. “The proceeds will significantly improve our capital structure as well as enable us to continue to execute on our new strategic plan of persistent, cross-platform mobile games.”

Glu will file a Form 8-K with the SEC, which will include the definitive documentation for the private placement.

Important Information

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security. The shares of common stock and warrants are being sold pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

In connection with obtaining stockholder approval for the issuance of the common stock and the warrants (including the issuance of common stock upon full exercise of the warrants), Glu will prepare a proxy statement for its stockholders to be filed with the Securities and Exchange Commission (the “SEC”). The proxy statement will contain information about Glu, the private placement and related matters. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

In addition to receiving the proxy statement from Glu by mail, stockholders will be able to obtain the proxy statement, as well as other filings containing information about the company, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, from Glu’s website at http://www.glu.com/investors or by directing such request to Glu Mobile Inc., 2207 Bridgepointe Parkway, Suite 300, San Mateo, California 94404, Attention: General Counsel and Secretary.

Glu and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies. Information concerning Glu and its directors and executive officers is set forth in the company’s Annual Report on Form 10-K and proxy statement for its annual meeting previously filed with the SEC on March 31, 2010 and April 30, 2010, respectively.

Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements, including regarding the closing of the private placement, the anticipated net proceeds from the private placement and the expected use of such proceeds. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Investors should consider important risk factors, which include: the risk that the conditions to the closing of the private placement might not be satisfied and the risk of any difficulties or delays in obtaining the required stockholder approval; and other risks detailed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 14, 2010 and our other SEC filings. You can locate these reports through our website at http://www.glu.com/investors. We are under no obligation, and expressly disclaim any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

Media:
Kathy de Leon
Glu Mobile Inc.
press@glu.com
(650) 532-2421

or

Investor Relations:
Seth Potter
ICR
ir@glu.com
(646) 277-1230